EXHIBIT 99.1

NEWS RELEASE	CONTACT: Randy Lieble
FOR IMMEDIATE RELEASE	(715) 839-2164

NATIONAL PRESTO INDUSTRIES, INC. ANNOUNCES

INCREASED SECOND QUARTER 2018 SALES & EARNINGS

Eau Claire, Wisconsin (July 27, 2018) -- National Presto Industries, Inc. (NYSE: NPK) announced today second quarter sales and earnings, as shown in the table below. Net earnings per share have been computed on the basis of the weighted average number of common shares outstanding for the respective periods.

In response to questions about sales and earnings, Maryjo Cohen, President, stated, “For the continuing business, second quarter 2018 net sales increased $4.7 million or 6.3% from 2017 levels. Both segments enjoyed an increase in excess of 6% from the prior year. The Housewares/Small Appliance segment’s enhanced sales were primarily a function of customer order timing, while the Defense segment’s largely resulted from shipments from its backlog. Comparative continuing operating earnings increased slightly from the prior year. The positive impact from the volume changes in the Housewares/Small Appliance segment was partially offset by the Defense segment’s final write off of the purchase price of the 2013 DSE asset purchase. A significant portion of the purchase price of the DSE assets was allocated to the order backlog that accompanied that acquisition. The segment has been writing off part of the purchase price with the shipment of product from that backlog, resulting in reduced profitability when DSE backlog products were sold. Net after tax earnings for the quarter from the continuing business nonetheless increased by 20.5%, in large part due to the reduced federal tax rate resulting from last year’s tax reform. Second quarter 2017 earnings stemming from the sale of the absorbent product assets resulted in a non-recurring, unfavorable year-to-year impact of $771,000 or $0.11 per share.

National Presto Industries, Inc. operates in two business segments. The Housewares/Small Appliance segment designs and sells small household appliances and pressure cookers under the PRESTO® brand name. It also designs and markets the first self-service/self-reloadable fire extinguisher: the Rusoh® Eliminator® fire extinguisher. The segment is recognized as an innovator of new products. The Defense segment manufactures a variety of products, including medium caliber training and tactical ammunition, energetic ordnance items, fuzes, cartridge cases, less-lethal munitions, and less-lethal accessory equipment.

	THREE MONTHS ENDED
	July 1, 2018	July 2, 2017
Net Sales	$79,227,000	$74,561,000
Earnings from Continuing Operations	$10,776,000	$8,941,000
Earnings (Loss) from Discontinued Operations	$(1,000)	$771,000
Net Earnings	$10,775,000	$9,712,000
Net Earnings Per Share	$1.54	$1.39
Weighted Shares Outstanding	7,006,000	6,990,000

	SIX MONTHS ENDED
	July 1, 2018	July 2, 2017
Net Sales	$156,053,000	$147,415,000
Earnings from Continuing Operations	$21,770,000	$18,914,000
Earnings (Loss) from Discontinued Operations	$(9,000)	$8,953,000
Net Earnings	$21,761,000	$27,867,000
Net Earnings Per Share	$3.11	$3.99
Weighted Shares Outstanding	7,002,000	6,985,000

This release contains “forward looking statements” made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 that are subject to certain risks and uncertainties, as well as assumptions, that could cause actual results to differ materially from historical results and those presently anticipated or projected. In addition to the factors discussed above, other important risk factors are delineated in the Company’s various SEC filings.